HAGERTY Q2 2023 | 2 S T O C K H O L D E R L E T T E R Pivoting to Profitability August is the peak of driving season for the 67 million auto enthusiasts in the United States. The term “enthusiasts” means far more than people just liking their special car. In Greek, enthusiast roughly translates into: “filled with spirit.” This describes well how our members feel about their cars. They truly care about them, and they love driving them. And lots of people love cars. They dream about them. They can’t wait to get out on a curvy country road or to take a special someone to a special place. Hot rodders. Collectors. Tinkerers. Men and women. Young and old. These are the people for whom Hagerty exists and who make up our Total Addressable Market, which is both alluring and largely untapped. After nearly four decades in the market, Hagerty is by far the biggest provider of specialty insurance for the collectible car market, insuring more than 2 million vehicles. But this implies a penetration of just 4% in the U.S. given the base of 45 million collector cars worth an estimated $1 trillion. There is clearly a long runway ahead for growth, which bodes well for stockholders, members and employees. Excellent customer service and strong retention are the bedrock of good insurance companies, and in Hagerty’s case – thanks to our retention rate – we begin each year with nearly 90% of our revenue locked and loaded. Few companies can say that. Dear Hagerty Stockholders, Members and One Team Hagerty,

HAGERTY Q2 2023 | 3 And as you know, there is more to Hagerty than just insurance. Through our Hagerty Drivers Club, our live and digital auctions, and our event and automotive media portfolios, we have become a full spectrum automotive lifestyle provider, one that is creating an extremely attractive value proposition for enthusiasts and investors alike. So how are we doing? During the first six months of 2023, we grew total revenue by 28%, an impressive number given the uncertain economic environment. And our teams have been working diligently to streamline our operations to enhance profitability by expanding our margins. As a result, we believe we are on a clear path to becoming a leaner, stronger, and more profitable company that can self-fund these high rates of growth. I want to take a moment to thank our executive management team for their strategic vision and ceaseless efforts these past three quarters as we have reshaped our business practices to align with our vision for the future. I also want to thank all of the talented individuals on One Team Hagerty for your flexibility and deep engagement as we have adjusted our sails. Without you - your dedication and your effort - nothing we do in leadership would matter much. Success takes collaboration, and together we are building something special. I am so grateful to be on this ride with you. A key part of our business model is how we partner with many of the largest insurance companies to help them better serve automotive enthusiasts. We are grateful for all of these partners, and we work hard to provide them with our specialized services. As many of you know, our latest agreement is with State Farm, and we have been hard at work integrating our systems with theirs to prepare for the upcoming launch of our commercial partnership. We now expect to commence offering the State Farm Classic+ program and Hagerty Drivers Club in four states during the fall of 2023. Over time, we believe this agreement will increase our scale and profitability, as well as drive significant growth in State Farm’s Classic book of business, saving their customers money while providing them with the excellent Hagerty service that fuels our industry leading net promoter scores. Our maturity as an underwriter is evolving as we assume more of the unique risk segment onto our balance sheet and develop full-stack insurance systems and capabilities. To accelerate these investments, we closed a $105 million round of funding from our most strategic partners, Markel, State Farm and

HAGERTY Q2 2023 | 4 the Hagerty Family. The funds will help support our long-term growth ambitions, including improving the membership experience for existing customers and attracting new clients. We also intend to make some select technology investments to increase the efficiency of our operations while improving customer outcomes. In summary, we have a great brand and business model, a passionate team, and a strong financial position. That’s a pretty good recipe for success. I couldn’t be more excited about our future. We hope you are, as well. Thank you for being on this journey with us. Onward and upward! McKeel Hagerty CEO, Hagerty